Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated September 30, 2005 (except for Notes 1 and 8 as to which the date is January 10, 2006), accompanying the financial statements of the Mestek, Inc. Savings and Retirement Plan contained in the information required by Form 11-K for the year ended December 31, 2004. We consent to the incorporation by reference of said report in the Registration Statement of the Mestek, Inc. Savings and Retirement Plan on Form S-8 (File No. 333-82067).

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

August 15, 2006